EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into by and between Rudolph Technologies, Inc., a Delaware corporation (the “Company”), and Michael P. Plisinski (“Executive”) dated as of November 5, 2015.

WHEREAS, Executive is currently the Executive Vice President and Chief Operating Officer of the Company, pursuant to a Restated and Amended Employment Agreement with the Company (as successor to August Technology Corporation) dated as of July 29, 2014 (the “Prior Agreement”), which Prior Agreement will be terminated and of no further force or effect as of the “Effective Date” (as defined below) except as provided in Section 6(g) below; and

WHEREAS, Executive is being appointed as Chief Executive Officer of the Company effective as of November 9, 2015 (the “CEO Appointment”) and this Agreement is to become effective concurrently with the effective date of such CEO Appointment (the “Effective Date”); and

WHEREAS, the Company and Executive each wishes to set forth, in this Agreement, the terms and conditions of Executive’s continued employment with the Company as its Chief Executive Officer effective from and after the Effective Date.

NOW, THEREFORE, in consideration of the covenants of each of Executive and the Company set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.Employment. As of the Effective Date, the Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement.

2.Term of Employment. The period of Executive’s employment under this Agreement shall begin on and as of the Effective Date and shall continue for a period ending December 31, 2017 (the “End Date”), unless sooner terminated in accordance with Section 5 below; provided that on December 31, 2017, and on the second anniversary of each December 31 thereafter beginning December 31, 2019 (collectively, a “Renewal Date”), the term of this Agreement (and the End Date) shall be automatically extended for a further period of two years, unless either Executive or the Company shall have given written notice to the other at least ninety (90) days prior to a Renewal Date that the term of this Agreement shall not be so extended. Notwithstanding the foregoing, Executive’s employment may be terminated either by Executive or the Company at such times and in such manner provided in this Agreement. As used in this Agreement, “Employment Term” refers to Executive’s period of employment from the Effective Date until his Termination Date as defined in Section 5(g) below.

3.	Duties and Responsibilities.

(a)The Company will employ Executive as its Chief Executive Officer. In this capacity, Executive shall perform the customary duties and have the customary responsibilities of such position. Executive shall report to the Board of Directors of the Company (the “Board”) and shall perform such other duties as may be assigned to Executive from time to time by the Board.

(b)Executive agrees to faithfully serve the Company, devote his full working time, attention and energies to the business of the Company, its subsidiaries and affiliated entities, and perform the duties under this Agreement to the best of his abilities. Executive agrees not to engage in any other business or employment without the written consent of the Board except as otherwise specifically provided herein. Executive may perform uncompensated services in connection with either the management of personal investments or with nonprofit charitable or civic organizations, provided that such activities do not interfere with Executive’s duties pursuant to this Agreement. With the prior written approval of the Board, Executive may serve on other corporate boards of directors. Executive shall also be entitled to appropriate vacation each year in accordance with Company policies for senior executives as established from time to time.

4.	Compensation and Benefits.

(a)Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $450,000 per year or such higher rate as may be determined from time to time by the Board or the Compensation Committee of the Board (“Base Salary”). Such Base Salary shall be paid in accordance with the Company’s standard payroll practices for senior executives.

(b)One-Time RSU Event. Effective as of the Effective Date, the Company, acting through the Compensation Committee of the Board, will make a one-time grant to Executive of 100,000 restricted stock units for Company common stock (“One-Time RSU Grant”), which will vest in full on the date which is the third anniversary of the grant date of this award subject to Executive’s continued employment through such vesting date. The One-Time RSU Grant will be evidenced by and subject to the terms of the Company’s standard restricted stock unit agreement form and be subject to The Rudolph Technologies, Inc. 2009 Equity Plan.

(c)Benefit Plans, Fringe Benefits and Incentive Programs. Executive shall be entitled to participate in all of the Company’s (i) retirement, health insurance and life insurance plans and programs and other benefit plans and programs, (ii) incentive compensation programs, and (ii) perquisite programs, in each case as may be established by the Board from time to time in its discretion and as then in effect for the Company’s senior executive group, provided that any and all of the foregoing plans, programs or benefits may be modified or discontinued at any time by the Board in its discretion without notice.

(d)Expense Reimbursement. The Company shall reimburse Executive for the ordinary and necessary business expenses incurred by Executive in the performance of his duties under this Agreement in accordance with the Company’s customary policies applicable to senior executives.

5.Termination of Employment. Executive’s employment under this Agreement shall terminate on the End Date, unless earlier terminated under any of the circumstances set forth in this Section 5(a) through (e) below. Upon termination, Executive (or his estate, as the case may be) shall be entitled to receive the compensation and benefits described in Section 6 below, or, if applicable, Section 7 below.

(a)Death. Executive’s employment shall terminate upon Executive’s death.

(b)Disability. The Company may terminate Executive’s employment upon his becoming disabled as provided in this Section 5(b) (“Disability” or “Disabled”). For purposes of this Agreement, Executive shall be “Disabled” if Executive is physically or mentally incapacitated so as to render Executive substantially incapable of performing his customary duties under this Agreement for a period of one hundred fifty (150) consecutive days or one hundred eighty (180) non-consecutive days in any twelve (12) month period. Disability under this Section 5(b) shall be determined in good faith by the Board, provided that, if Executive disputes such determination of Disability, the Board may determine that Executive is Disabled based upon the opinion of a reputable physician (“Impartial Physician”) selected by the Board and reasonably acceptable to Executive or his representative, or failing reasonable acceptance thereof by Executive or his representative within 10 days of a written request therefor by the Company to Executive, then an Impartial Physician designated by mutual agreement of a physician selected by Executive (or his representative) and a physician selected by the Company; the written opinion of such Impartial Physician as to the issue of Executive being Disabled shall be final and binding on the parties.

(c)Termination by the Company for Cause. The Company may terminate Executive’s employment for “Cause.” Such termination shall be effective as of the date specified in the written Notice of Termination provided to Executive. For purposes of this Agreement, the term “Cause” shall mean any of the following:

(i) conviction of a crime (including plea of nolo contendere) involving the commission by Executive of a felony (or its state law equivalent) or of a criminal act which by applicable law allows for imprisonment; (ii) intentional and willful failure to satisfactorily perform employment duties reasonably requested by the Board after ten (10) days’ written notice of such failure to perform, specifying that the failure constitutes Cause (other than as a result of vacation, sickness, illness or injury); (iii) fraud, embezzlement, dishonesty, or commission of any act of moral turpitude; (iv) willful misconduct or gross negligence in connection with the business of the Company or an affiliate which has a material adverse effect on the Company or an affiliate; (v) Executive’s intentional and willful act or omission which is materially detrimental to the business or reputation of the Company; (vi) breach of any of the covenants set forth in Section 8 hereof; or (vii) any material breach by Executive of any of Executive’s other obligations under this Agreement which is not remedied within ten (10) days of notice to Executive of such breach.

(d)Termination by Executive for “Good Reason”. Executive may terminate his employment under this Agreement for “Good Reason” after providing a Notice of Termination to the Company at least sixty (60) days prior to the Termination Date (and provided such notice by Executive is given within sixty (60) days following the initial occurrence of the event constituting Good Reason) detailing the basis for “Good Reason”, which basis is not remedied prior to the end of such sixty (60) day period. For purposes of this Agreement, the term “Good Reason” shall mean the occurrence, without Executive’s consent, of any of the following circumstances: (i) any demotion of Executive from his position as, or any material diminution of his job duties as, principal executive officer of the Company business as such business is then substantially constituted (except, in any case, in connection with events which would provide a basis for the termination of Executive’s employment for Cause, or in connection with Executive being Disabled, or as a result of Executive’s illness, incapacity or other absence); (ii) a failure by the Company to pay Executive’s Base Salary or other compensation and benefits in accordance this Agreement; (iii) following the occurrence of a Change in Control, relocation of Executive’s principal place of work outside of a fifty (50) mile radius of its current location, other than to the Company’s then headquarters or principal place of business; or (iv) any material breach (not covered by clauses (i) - (iii) above) of any of the Company’s obligations under this Agreement.

(e)Termination Without Cause. The Company may terminate Executive’s employment at any time without Cause. In addition, in the event that the Company gives a notice of non-extension of the Employment Term pursuant to Section 2 and such non-extension is not in connection with a termination of Executive’s employment by the Company under Section 5(a), (b), or (c), then such notice of non-extension of the Employment Term shall be treated as a termination of Executive’s employment by the Company without Cause under this Section 5(e) effective as of the End Date or such earlier date as may be specified by the Company in such notice. In the event Executive (and not the Company) gives a notice of non- extension of the Employment Term pursuant to Section 2, then such notice shall be treated as a termination of Executive’s employment by Executive without Good Reason. Executive may terminate his employment with the Company without Good Reason at any time upon not less than ninety (90) days prior notice to the Company.

(f)Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (other than by reason of Executive’s death) shall be communicated by delivery of a written notice of termination to the other party in accordance with Section 10 below (“Notice of Termination”).

(g)Termination Date. The effective date of Executive’s termination of employment (the “Termination Date”) shall be:

(i)in the event of Executive’s death, the date of death;
(ii)in the event of termination for Executive being Disabled, the date specified in the Notice of Termination;

(iii)in the event of termination for Cause, the date specified in the Notice of Termination;

(iv)in the event of termination by Executive for Good Reason, the date specified in the Notice of Termination in accordance with Section 5(d) or such later date as may be mutually agreed upon by the parties; and

(v)in the event of any other termination, the last day of the sixty (60) day period beginning on the date on which written Notice of Termination is given (or, in the case of a notice of non-extension under Section 2 above or notice of termination without Good Reason by the Executive under Section 5(e), ninety (90) days), or such earlier date as may be specified by the Company in writing, or such later date as may be mutually agreed by the parties.

(h)Resignation as Officer and Director. Upon Executive’s termination or cessation of employment with the Company for any reason, Executive shall without further action be deemed to have resigned (and, for all purposes, Executive’s execution of this Agreement shall be deemed written acknowledgment by Executive of such resignation) (i) if a member, from the Board and from the board of directors of any affiliate of the Company or any other board to which Executive has been appointed or nominated by or on behalf of the Company, (ii) from any position with the Company or any affiliate of the Company, including, but not limited to, as an officer of the Company or any of its affiliates, and (iii) as a fiduciary of any employee benefit plan of the Company or any of its affiliates.

(i)Cessation of Services. Upon any notice of termination (including a notice of non-extension) by Executive or the Company, the Company may, at the Company’s sole discretion, direct Executive, and Executive shall comply with such directive, to immediately (i) terminate his employment with the Company effective as of a stated date earlier than any notice of termination date, (ii) discontinue rendering services or acting as an executive or representative for the Company, and/or (iii) cease being present at Company premises.

6.	Compensation Following Termination of Employment; Change in Control.

(a)Termination Not in Connection with a Change in Control Event. In the event Executive’s employment is terminated by the Company without Cause or Executive terminates his employment for Good Reason, in each case other than a termination of employment set forth in Section 6(b) below or Section 7, then in addition to all other payments and benefits to which Executive shall be entitled under this Agreement, Executive shall be entitled to receive an amount equal to two (2) times Executive’s Base Salary at the rate in effect on Executive’s Termination Date, which amount shall be paid to Executive in substantially equal installments for a period of twenty-four (24) months following the effective date of Executive’s termination of employment under this Agreement, in accordance with the Company’s standard payroll practices for senior executives, subject to the Delay Period under Section 12(b) of this Agreement.

Executive will also be entitled to the following upon a termination of employment under this Section 6(a) by the Company without Cause or by the Executive for Good Reason:

(i)With respect to any Company equity incentive awards (excluding stock options and stock appreciation rights) granted to Executive on or after the Effective Date and which are outstanding as of the date of Executive’s termination of employment under this Section 6(a), the following shall apply:

Completed Performance Period. Any such equity incentive awards outstanding as of the Termination Date which, by their terms, represent (1) either unvested shares which were earned based on a completed performance period under a performance-based award granted on or after the Effective Date and which as of the Termination Date are then subject to time- based vesting only, or shares under such an equity incentive award granted on or after the Effective Date which will be earned under a performance-based award based on actual achievement under a performance period which has been completed on or prior to the Termination Date but as to which performance period the actual number of shares earned against the award performance goals has not yet been determined by the Company and (2) would have become vested based solely on the passage of time (including any time-based vesting schedule applicable to such performance-based award following the end of the performance period) within the twelve (12) month period immediately following the Termination Date had Executive continued in employment with the Company (with the shares so earned and which would have so vested in such period under this paragraph, the

“Performance Earned Shares”), shall become vested; payment of all such Performance Earned Shares which vest pursuant to the foregoing of this paragraph shall be made on the same dates as otherwise payable under such award, without change in payment date due to earlier vesting under this paragraph, unless earlier payment on the vesting date under this paragraph is permitted under Section 409A of the Internal Revenue Code (“Code”) and the regulations and interpretive guidance thereunder.

(ii)Except as provided in paragraph (i) immediately above, Section 6(h) below shall apply to all equity incentive awards (of any type or nature including time-based awards) granted on or after the Effective Date and which are outstanding as of the Termination Date.

(b)Termination in Connection with Change in Control Event. In the event that, upon a Change in Control or during the eighteen (18) month period immediately following a Change in Control, Executive’s employment is terminated by the Company without Cause (and not for death or Disability) or Executive terminates his employment for Good Reason,

(A)if the effective date of such Change in Control (as determined under the below definition of Change in Control) occurs prior to the one (1) year anniversary of the Effective Date, then the Company shall pay Executive an amount equal to one and one-half (1½) times Executive’s Base Salary at the rate in effect on the date of the Notice of Termination, which amount shall be paid to Executive in substantially equal installments for a period of eighteen (18) months following the effective date of Executive’s termination of employment under this Agreement, in accordance with the Company’s standard payroll practices for senior executives, subject to the Delay Period under Section 12(b) of this Agreement; or

(B)if the effective date of such Change in Control (as determined under the below definition of Change in Control) occurs on or after the one (1) year anniversary of the Effective Date, then the Company shall pay Executive an aggregate amount equal to (i) two (2) times Executive’s Base Salary at the rate in effect on the date of the Notice of Termination, plus (ii) two (2) times Executive’s then “target” annual cash compensation bonus under the Annual Cash Incentive Plan (as defined below in this Section 6(b)) as then established and in effect for Executive as of the date of the Notice of Termination, which aggregate amount shall be paid to Executive in substantially equal installments for a period of twenty-four (24) months following the effective date of Executive’s termination of employment under this Agreement, in accordance with the Company’s standard payroll practices for senior executives, subject to the Delay Period under Section 12(b) of this Agreement.

Executive shall also be entitled to receive the payments and benefits hereinafter referred to in this Section 6(b), whether such Change in Control occurred prior to or on or after the one (1) year anniversary of the Effective Date:

With respect to any Company equity incentive awards granted to Executive on or after the Effective Date and which are outstanding as of the date of Executive’s termination of employment under this Section 6(b), the following shall apply to such new equity incentive awards granted on or after the Effective Date:

(i)each then outstanding stock option to purchase shares of Company common stock and each then outstanding stock appreciation right shall become immediately and fully vested and exercisable and, notwithstanding any term or provision thereof to the contrary, shall remain exercisable until the first to occur of the second (2nd) anniversary of the Termination Date under this Section 6(b) or the original expiration date of such option or stock appreciation right; and

(ii)all other then outstanding equity incentive awards (including, without limitation, restricted stock units) granted on or after the Effective Date shall become immediately vested, and will be paid within forty-five (45) days after the Termination Date, provided that any performance-based equity awards (including performance-based restricted stock units) will vest, and be so paid, in the “target” number of shares which are subject to such performance-based award.

Upon a termination of employment under this Section 6(b), Executive will also be entitled to receive a pro rata incentive compensation payment for the calendar year in which such employment termination occurs under the Company’s annual incentive plan applicable to senior executives of the Company and in which Executive was a participant (“Annual Cash Incentive Plan”) based on the actual results for the calendar year, pro-rated based on the number of days during the calendar year that Executive was employed by the Company prior to the Termination Date over the total number of days in the calendar year (the “Pro Rata Bonus”), payable when the annual incentive compensation payments for such plan are paid to the Company’s other senior executives under the Annual Cash Incentive Plan; provided that, for purposes of employment termination under this Section 6(b), achievement against the applicable financial performance goals for such performance period will be determined in good faith by the Company after eliminating (but only if consistent with not losing the tax deduction for such award under Code Section 162(m) and such performance award otherwise qualifies as performance-based compensation under Code Section 162(m)) any negative impact on such financial performance achievement of any non-recurring costs or charges accrued for such applicable performance period which are attributable to any such Change in Control transaction.

A Change in Control shall mean the occurrence of any one of the following events:

(i)any “person,” as such term is used in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, becomes a “beneficial owner,” as such term is used in Rule 13d-3 under that Act, of 30% or more of the outstanding common stock of the Company, excluding a person that is an affiliate (as such term is used under that Act) of the Company on the date of this Agreement or any affiliate of any such person;

(ii)during any consecutive twelve (12) month period, persons who, as of the date of this Agreement, constitute the Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the date of this Agreement shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (a) a vote of at least a majority of the Incumbent Directors or (b) a vote of at least a majority of the Incumbent Directors who are members of a Board nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in (i) above) other than the Board, including by reason of an agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(iii)all or substantially all of the assets of the Company are disposed of to any person (or persons acting as a group) pursuant to any plan of liquidation adopted by the Company;

(iv)all or substantially all the assets or business of the Company are disposed of pursuant to a sale, merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such sale, merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they own the common stock of the Company immediately prior to such transaction, all or substantially all the common stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or

(v)consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity.

Provided, however, that any transaction or other event described in clauses (i) through (v) above shall not be deemed to constitute a “Change in Control” under this Agreement unless such transaction or event constitutes a “change in control” under Section 409A of the Code and the regulations and interpretative guidance thereunder.

(c)In the event that at any time (whether prior to or upon or following a Change in Control) Executive’s employment is terminated by the Company without Cause (and not under Section 7) or Executive terminates his employment for Good Reason, Executive shall also be entitled to the following:

Subject to Executive’s and/or his covered dependents’, as applicable, timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and Executive’s or his covered dependent’s, as applicable, continued copayment of premiums at the same level and cost as if Executive were an active employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s (or its successor’s) group health and medical insurance plans for Executive and his covered dependents (to the extent permitted under applicable law and the terms of such plan), in a manner intended to comply with the requirements of Section 4980D of the Code, for a period through the earliest of (x) 18 months following the Termination Date, (y) the applicable period that Executive and/or his covered dependents, as applicable, are eligible for continuation coverage under COBRA and (z) Executive becoming eligible for coverage under the group health and medical insurance plans of a subsequent employer.

(d)Upon termination of Executive’s employment under this Agreement for any reason, Executive (or his estate, as the case may be) shall also be entitled to receive the following compensation:

(i)Earned but Unpaid Compensation. The Company shall pay Executive any accrued but unpaid Base Salary for services rendered to the date of termination and any accrued but unpaid expenses required to be reimbursed under this Agreement.

(ii)Other Compensation and Benefits. Except as may otherwise be provided under this Agreement, any accrued vested benefits to which Executive may be entitled pursuant to any retirement, deferred compensation, vacation or paid-time-off benefit plan referred to in Section 4 above shall be determined and paid in accordance with the terms and subject to the conditions of such benefit plan.

(e)Release of Claims. Notwithstanding any other provision of this Agreement, the payments and benefits payable to Executive pursuant to Section 6(a), (b) and (c) and Section 7(a) and (b) below shall be subject to, and shall be contingent upon, the execution and delivery by Executive (or his beneficiary or estate, as applicable), and nonrevocation, of a release of all claims in favor of the Company and all of its affiliates in form and substance reasonably acceptable to the Company and its legal counsel.

(f)No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall any payment hereunder be reduced by any compensation earned by Executive as a result of any subsequent employment (except in connection with COBRA benefits provided under Section 6(c) or Section 7(b)(ii)).

(g)Prior Equity Incentive Awards Which Are Outstanding As of the Effective Date. Notwithstanding any other provision of this Agreement, with respect to Executive’s equity incentive awards from the Company granted prior to the Effective Date and which are outstanding as of the Effective Date of this Agreement, the vesting, payment and forfeiture of all such previously-granted equity incentive awards shall be governed solely by Executive’s Prior Agreement, to the extent applicable, and by the terms and conditions of the respective award agreements for such previously-granted equity incentive awards.

(h)Termination of Equity Incentive Awards. To the extent not vested pursuant to this Section 6, all equity incentive awards granted on or after the Effective Date and outstanding at the time of any termination of Executive’s employment by the Company (with or without Cause) or termination of employment by Executive (with or without Good Reason) shall terminate as of the Termination Date therefor, except only as may otherwise be provided in any applicable Company equity incentive award agreement granted to Executive.

(i)Except as provided in Section 6 and 7 of this Agreement, as applicable, Executive shall not be entitled to any compensation or benefits from the Company upon any termination or cessation of his employment with the Company.

7.	Benefits Payable Following Death or Disability.

(a)Death. In the event that Executive’s employment is terminated by reason of his death, his estate shall receive (i) Executive’s full Base Salary at the rate in effect on the date of Executive’s death, as if his employment had continued for the three (3) months following Executive’s death, such payments to be made at the same time and in the same manner as such compensation had been paid prior to such termination of employment, (ii) subject to Executive’s covered dependents’ timely election of continuation coverage under COBRA, and Executive’s covered dependent’s continued copayment of premiums at the same level and cost as if Executive were an active employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation for Executive’s covered dependents in the Company’s group health and medical insurance plans (to the extent permitted under applicable law and the terms of such plan), in a manner intended to comply with the requirements of Code Section 4980D, for a period of six (6) months following Executive’s death, subject to Executive’s covered dependent’s remaining eligible for COBRA coverage during such period, and (iii) the Pro Rata Bonus, payable when the annual incentive compensation payments are paid to the Company’s other senior executives under the Annual Cash Incentive Plan.

(b)Termination on Being Disabled. In the event that Executive’s employment is terminated by reason of his being Disabled as determined in accordance with Section 5(b) above, Executive shall receive (i) Executive’s Base Salary at the rate in effect on his Termination Date, as if his employment had continued through the end of the month of such termination (the “Disability Payment”); (ii) subject to Executive’s and/or his covered dependents’, as applicable, timely election of continuation coverage under COBRA, and Executive’s or his covered dependent’s, as applicable, continued copayment of premiums at the same level and cost as if Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s health and medical insurance plans for Executive and his covered dependents (to the extent permitted under applicable law and the terms of such plan), in a manner intended to comply with the requirements of Code Section 4980D, for a period that is the shorter of (x) six (6) months, (y) the applicable period that Executive and/or his covered dependents’, as applicable, are eligible for continuation coverage under COBRA and (z) Executive becoming eligible for coverage under the health and medical insurance plans of a subsequent employer, and (iii) the Pro Rata Bonus, payable when the annual incentive compensation payments are paid to the Company’s other senior executives under the Annual Cash Incentive Plan. Any Disability Payment shall be made at the same time and in the same manner as such compensation had been paid prior to such Termination Date, subject to any applicable Delay Period under Section 12(b) of the Agreement.

(c)Equity Vesting on Death or Disability. With respect to any Company equity incentive awards which are granted to Executive on or after the Effective Date (“New Equity Awards”) and which are outstanding as of the Termination Date due to death under Section 7(a) or Disability under Section 7(b), the following shall apply to such New Equity Awards:

(i)Stock Options (Death or Disability). Each then outstanding stock option to purchase shares of Company common stock and each then outstanding stock appreciation right shall become immediately and fully vested and exercisable and, notwithstanding any term or provision thereof to the contrary, shall remain exercisable until the first to occur of the first (1st) anniversary of such Termination Date under this Section 7 or the original expiration date of such option or stock appreciation right;

(ii)Termination Due to Death. Upon termination of Executive’s employment due to death, all other then outstanding New Equity Awards (including, without limitation, restricted stock units) which, by their respective terms, would have vested within twelve (12) months of such Termination Date had Executive continued in employment for that period, shall become immediately vested, and paid within forty-five (45) days of such Termination Date, except that only performance-based equity awards (including performance- based restricted stock units) for which the remaining performance period at the time of such Termination Date is twelve (12) months or less will vest under this clause (ii) and be paid and then only to the extent that the performance goals applicable to any such performance-based equity award are achieved over such performance period, with payment of any such vested performance-based equity award to occur within two and one-half months following the end of the applicable performance period;

(iii)Termination Due to Disability. Upon termination of Executive’s employment due to Disability, all other then outstanding New Equity Awards (including, without limitation, restricted stock units) which, by their respective terms, would have vested within twelve (12) months of such Termination Date had Executive continued in employment for that period, shall become immediately vested, except that only performance-based equity awards (including performance-based restricted stock units) for which the remaining performance period at the time of such Termination Date is twelve (12) months or less will vest and then only to the extent that the performance goals applicable to any such performance- based equity award are achieved over such performance period; payment of all equity awards which vest under this clause (iii) (including both non-performance-based equity awards and performance-based equity awards) shall be paid on the same dates as otherwise payable under such award, without change in payment date due to earlier vesting under this clause (iii).

To the extent not vested pursuant to clause (i), (ii) or (iii) above, all New Equity Awards of Executive outstanding at the time of the termination of employment due to death or Disability under this Section 7 shall terminate as of the Termination Date due to death or Disability, except only as may otherwise be provided in any applicable Company equity incentive award agreement granted to Executive.

8.	Restrictive Covenants.

(a)Non-Competition. Executive covenants and agrees that at all times during the Employment Term and for twenty four (24) months thereafter, unless the Company at its sole discretion gives its prior written consent to such activity by Executive, Executive will not, directly or indirectly, engage in, assist, or have any active interest or involvement whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder or other equity holder (excluding holdings of less than 2% of the stock of a public company), partner, proprietor or any type of principal whatsoever in any person, firm, or business entity which, directly or indirectly, is engaged in “Competitive Business” with the Company.

For purposes of this Agreement, “Competitive Business” with the Company means (x) any activity which involves the sale, distribution, design and/or manufacturing of precision film thickness measurement instruments, defect and yield metrology tools, advanced packaging lithography equipment or data analysis systems for use in the semiconductor manufacturing industry; and (y) any other business in which the Company is engaged during the Employment Term or proposed to engage under plans being developed during the Employment Term, in each case, under clause (x) or (y) above, within any geographical area in which the Company engages in business.

(b)Non-Solicitation. Executive covenants and agrees that at all times during the Employment Term and for twenty four (24) months thereafter (the “Non-Solicitation Period”), Executive shall not, directly or indirectly through another person or entity, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee of the Company, including without limitation, inducing or attempting to induce any employee, group of employees or any other person or persons to interfere with the business or operations of the Company, (ii) hire any person who was an employee of the Company at any time during the one (1) year period prior to the termination of Executive’s employment, or (iii) induce or attempt to induce, whether directly or indirectly, any customer, supplier, distributor, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, distributor, licensee or business relation and the Company.

(c)Non-Disparagement. Executive covenants and agrees that during the course of his employment with the Company or for a period of three (3) years thereafter, Executive shall not, directly or indirectly, in public or private, disparage, or make any remarks that would reasonably be expected or construed to defame, the Company or any of its executives, employees, or members of its Board, nor shall Executive assist any other person, firm or company in so doing.

(d)Confidentiality. Executive agrees that Executive shall not, directly or indirectly, use, make available, sell, disclose, or communicate to any person, other than in the course of Executive’s duties and for the benefit of the Company, either during the period of Executive’s employment with the Company or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company whether the foregoing shall have been obtained by Executive during Executive’s employment by the Company (or any predecessors) or otherwise. The foregoing shall not apply to information that Executive can establish (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(e)As used in this Section 8, the term Company includes its “affiliates”, which for all purposes of this Agreement includes any person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

(f)Right to Injunction. Executive acknowledges that the services to be rendered by him to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company. Executive acknowledges that a breach of the covenants set forth in this Section 8 will cause irreparable damage to the Company with respect to which the Company’s remedy at law for damages will be inadequate. Therefore, in the event of breach or anticipatory breach of the covenants set forth in this Section 8 by Executive, Executive and the Company agree that the Company shall be entitled, in addition to remedies otherwise available to it at law or equity (including without limitation ceasing any payments under Section 6 or 7 of this Agreement and recovering back any payments then made under Section 6 or 7), to injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach and Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction.

(g)Acknowledgments and Severability and Separability of Covenants. The parties acknowledge that the type and periods of restriction imposed in Section 8 are fair and reasonable and are reasonably required for the protection of the Company; and that the time, scope and other provisions of this Section 8 have been specifically negotiated by the parties. Executive specifically acknowledges that the restrictions contemplated by this Agreement will not prevent him from being employed or earning a livelihood. The covenants contained in this Section 8 constitute a series of separate covenants, one for each applicable State in the United States and the District of Columbia, and one for each applicable foreign country. If in any judicial proceeding, a court shall hold that any of the covenants set forth in this Section 8 are not permitted by applicable laws, Executive and the Company agree that such covenants shall and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.

(h)Notwithstanding any other provision of this Agreement, nothing contained in this Section 8 is intended to or shall in any way limit or prohibit Executive or waive any right of Executive, without any notice to or authorization or consent of the Company, to initiate or engage in any communications with, respond to any inquiries from, or otherwise provide any information to, any federal or state regulatory, self-regulatory or enforcement agency or authority regarding possible violations of federal or state law or regulation including without limitation to the EEOC or any similar state agency or under any whistleblower provisions of federal or state law or regulation, or to testify truthfully in any civil litigation.

9.Work Product and Inventions. The Company shall be entitled to all of the benefits, profits, results and work product arising from or incident to all work, services, advice and activities of Executive in connection with his employment with the Company, including without limitation all rights in inventions (as set forth below), trademark or trade name creations, and copyrightable materials. Executive agrees to communicate promptly and fully to the Company all inventions, discoveries, improvements or designs conceived or reduced to practice by Executive during the period of his employment with the Company (alone or jointly with others), and, except only as provided in this Section, Executive will and hereby does assign to the Company and/or its nominees all of Executive’s right, title and interest in such inventions, discoveries, improvements or designs and all of his right, title and interest in any patents, patent applications or copyrights based thereon without obligation on the part of the Company or any of its affiliates to make any further compensation, royalty or payment to Executive. Executive further agrees to assist the Company and/or its nominee (without charge but at no expense to Executive) at any time and in every proper way to obtain and maintain for its and/or their own benefit, patents for all such inventions, discoveries and improvements and copyrights for all such designs.

This Agreement does not obligate Executive to assign to the Company any invention, discovery, improvement or design for which no equipment, supplies, facility or trade secret information of the Company or any of its affiliates was used and which was developed entirely on Executive’s own time, and (i) which does not relate (a) directly to the business of the Company or any of its affiliates, or (b) to the Company’s or any of its affiliates’ actual or demonstrably anticipated research or development, and (ii) which does not result from any work performed by Executive for the Company or any of its affiliates.

Executive acknowledges that any documents, drawings, computer software or other work of authorship prepared by Executive within the scope of his employment is a “work made for hire” under U.S. copyright laws and that, accordingly, the Company exclusively owns all copyright rights in such works of authorship. For purposes of this paragraph, “scope of employment” means that the work of authorship (a) relates to any subject matter pertaining to his employment, (b) relates to or is directly or indirectly connected with the existing or reasonably foreseeable business, products, projects or confidential information of the Company or any of its affiliates, or (c) involves the use of any time, material or facility of the Company or any of its affiliates.

10.Notices. Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by a nationally-recognized overnight carrier (with receipt of delivery confirmed), or by hand delivery, to the party listed below at their following respective addresses or at such other address as each may specify by notice to the other:

To The Company:

Rudolph Technologies, Inc.
One Rudolph Road
P.O. Box 1000
Flanders, NJ 07836

Attention: Chairman of the Board of Directors
With copy to:
Office of General Counsel
Rudolph Technologies, Inc.
One Rudolph Road
P.O. Box 100
Flanders, NJ 07836

To Executive: at the last address (or to the facsimile number) shown on the records of the Company maintained by the head of Company human resources with a copy to: Neil Aronson, Esq., Gennari Aronson, LLP, 300 First Avenue, Needham, MA 02494.

11.	Miscellaneous.

a.
Without limiting any other term of this Agreement, Executive hereby agrees to abide by and to be subject to (i) any compensation clawback policy adopted by the Board from time to time under the Sarbanes-Oxley Act or the Dodd-Frank Act and (ii) any other policy adopted by the Board pursuant to the Sarbanes-Oxley Act, the Dodd-Frank Act or any other current or future applicable federal or state law, rule or regulation.

b.
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed entirely in New Jersey. Any dispute between the parties hereto arising out of or relating to this Agreement (other than any dispute relating to Section 8 above) shall be settled exclusively by arbitration in Morristown, New Jersey in accordance with the provisions of this Agreement and the commercial rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

c.	The article and section headings contained herein are for reference purposes.

d.
This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, including without limitation the Prior Agreement from and after the Effective Date and except as provided in Section 6(g). This Agreement may not be amended except by a written agreement signed by both parties.

e.	Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.

f.
This Agreement is personal in nature and neither this Agreement nor any rights hereunder may be assigned by Executive without the prior written consent of the Company. The Company may freely assign this Agreement in connection with any sale of all or substantially all the assets of the Company or the transfer of control or combination of the Company by or with one or more of its equity owners or other entities.

g.
No waiver of any breach of this Agreement shall be considered valid unless in writing and signed by the party giving such waiver, and no waiver shall be deemed a waiver of any subsequent breach of the same or similar nature. No failure on the part of any party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

h.	The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

i.
This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

j.
Executive, at the request of the Company, agrees to promptly perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions and purposes of this Agreement.

k.
All remedies, rights, powers and privileges, either under this Agreement or by law or otherwise afforded the parties to this Agreement, shall be cumulative and shall not be exclusive of any remedies, rights, powers and privileges provided by law. Each party hereto may exercise all such remedies afforded to it in any order or priority.

l.
The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

m.
In connection with any dispute arising out of Section 8 of this Agreement, each of the parties to this Agreement irrevocably consents to the exclusive jurisdiction and venue of any state court in Morris County, New Jersey and federal court located in the State of New Jersey in any court actions arising out of Section 8 of this Agreement. Each of the parties hereby waives any right at any time to assert and hereby agrees not to assert that any such legal action in such state or federal courts of the State of New Jersey and arising out of Section 8 of this Agreement has been brought in an inconvenient forum or that venue in any such action or proceeding is improper. Each of the parties to this Agreement irrevocably consents to service of process by first-class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notices in accordance with the “Notices” section of this Agreement. Executive and the Company each hereby irrevocably waives any right he or it may have to a trial by jury in any legal action arising out of Section 8 of this Agreement.

n.
All payments and benefits to or on behalf of Executive in connection with this Agreement will be subject to all required withholding of federal, state and local income and employment taxes and to related reporting requirements.

12.	Code Section 409A.

(a)Although the Company does not guarantee to Executive any particular tax treatment relating to the payments and benefits paid in accordance with the terms and conditions of this Agreement, it is the intent of the parties that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be administered and interpreted to be in compliance therewith. The parties agree to reasonably cooperate to take all further actions necessary to satisfy the requirements of Code Section 409A.

(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the providing of any benefit made subject to this Section 12(b), to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service,” and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this provision (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum on the first business day following the end of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)All expenses or other reimbursements paid pursuant to this Agreement that are taxable income to Executive shall be paid at the time provided by the Company’s applicable policies and customary practices, but in no event shall be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in- kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in- kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement or in-kind benefits to be provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(d)In the event that any payment is determined to be payable to Executive under this Agreement or any other agreements and such payment is conditioned upon Executive’s executing and delivering (and not thereafter revoking) a release of claims, then if the period during which Executive is entitled to consider the release of claims (and to revoke the release, if applicable) spans two calendar years, then any payment that otherwise would have been payable during the first calendar year will in no case be made until the later of (i) the end of any revocation period (assuming that Executive does not revoke) or (ii) the first business day of the second calendar year (regardless of whether Executive used the full time period allowed for consideration), all as required for purposes of Code Section 409A.

13.Section 280G Matters. If the benefits described in Sections 4 and 6 herein, as applicable, or which are otherwise payable to Executive by the Company, would otherwise constitute a parachute payment under Section 280G of the Code, and but for this Section would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), Executive shall either:

(a)pay the Excise Tax, or

(b)have the benefits reduced to such lesser extent (in such order as shall be determined by the Accounting/Benefits Firm and consistent with Section 409A of the Code) as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

(c)Unless the Company and Executive otherwise agree in writing, all determinations required under this Section (including any benefits to be so reduced) shall exclusively be made in writing by the Company’s independent certified public accountants or other nationally-recognized independent public accounting firm or nationally-recognized executive compensation/consulting firm in each case as selected by Executive and reasonably acceptable to and approved in writing by the Company (“Accounting/Benefits Firm”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accounting/Benefits Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Executive shall furnish to the Accounting/Benefits Firm such information and documents as the Accounting/Benefits Firm may reasonably request in order to make a determination under this Section. The Company shall bear all fees and costs of the Accounting/Benefits Firm in connection with the calculations and determinations contemplated by this Section.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE:	THE COMPANY:
RUDOLPH TECHNOLOGIES, INC.

/s/ Michael P. Plisinski (L.S.)	By: /s/ Daniel H. Berry
Michael P. Plisinski	Name: Daniel H. Berry
Title: Chairman, Compensation Committee
Rudolph Technologies, Inc.
Board of Director